CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of Green Mountain Coffee, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 1998 relating to the financial statements of Green Mountain Coffee, Inc., which appear in Green Mountain Coffee, Inc.'s Annual Report on Form 10-K for the year ended September 26, 1998.



PricewaterhouseCoopers LLP
May 20, 1999